Exhibit 3.1

ADAPTHEALTH CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE
DELAWARE GENERAL CORPORATION LAW

ADAPTHEALTH CORP., a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Company (the “Board of Directors”) on June 12, 2020:

RESOLVED, that, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Second Amended and Restated Articles of Incorporation, the Board hereby authorizes a series of preferred stock, par value $0.0001 per share, of the Company, classified as “Series B-1 Convertible Preferred Stock” consisting of such number of shares as may be determined by the authorized officer to allow for the exchange and the Deerfield investment, and with such voting powers and preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as set forth below:

SERIES B-1 CONVERTIBLE PREFERRED STOCK

Section 1.              Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Board of Directors” shall have the meaning set forth in the preamble.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York or the State of Pennsylvania are authorized or required by law, regulation or executive order to be closed.

“By-Laws” means the Amended and Restated By-Laws of the Company, as may be amended from time to time.

“Certificate of Designation” shall mean this Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock, as may be amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble.

“Class A Common Stock” means the Common Stock of the Company designated as Class A common stock, $0.0001 par value per share.

“Class B Common Stock” means the Common Stock of the Company designated as Class B common stock, $0.0001 par value per share.

“Common Stock” means (i) the Company’s common stock, par value $0.0001 per share, consisting of Class A Common Stock and Class B Common Stock, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Company or its subsidiaries that would entitle the holder thereof to acquire at any time Class A Common Stock, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Rate” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Class A Common Stock issuable upon conversion of the shares of Series B-1 Preferred Stock in accordance with the terms hereof.

“DGCL” shall have the meaning set forth in the preamble.

“Distributions” shall have the meaning set forth in Section 5(a).

“DTC” shall have the meaning set forth in Section 6(c)(i).

“DWAC” shall have the meaning set forth in Section 6(c)(i).

“Eligible Market” means the New York Stock Exchange, Inc., the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or, in each case, any successor thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of June 24, 2020 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms), by and between the Company and Deerfield Private Design Fund IV, L.P.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” and “Holders” shall have the meaning given such terms in Section 2(a).

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Class A Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual, sole proprietorship, partnership (general or limited), limited liability company, joint venture, company, trust (statutory or common law), unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental or regulatory agency.

“Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share, whether designated or undesignated and, if designated, of any class or series (including Series A Preferred Stock), as authorized under the Certificate of Incorporation.

“Principal Market” means, with respect to the Class A Common Stock, the principal Eligible Market on which the Class A Common Stock is listed, and with respect to any other security, the principal securities exchange or trading market for such security.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company, as shall be designated in a Certificate of Designation, Preferences and Rights to be filed with the Secretary of State after the date hereof.

“Series B-1 Liquidation Amount” means, with respect to each share of Series B-1 Preferred Stock, an amount equal to $0.0001.

“Series B-1 Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series B-1 Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Series B-2 Preferred Stock” shall mean the Series B-2 Convertible Preferred Stock, par value $0.0001 per share, of the Company, as shall be designated in a Certificate of Designation, Preferences and Rights to be filed with the Secretary of State after the date hereof.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date (which, as of the date hereof, is two (2) Trading Days).

“Trading Day” means a day on which the Class A Common Stock is traded for any period on the Principal Market and on which there has not occurred a Market Disruption Event.

Section 2.              Designation, Amount and Par Value; Assignment.

a)            The series of preferred stock designated by this Certificate of Designation shall be designated as the Company’s Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”), and the number of shares so designated shall be 185,000 (which shall not be subject to increase (whether by amendment, merger, consolidation or otherwise) without the written consent of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock (each holder of any outstanding shares of Series B-1 Preferred Stock, a “Holder” and collectively, the “Holders”)) and shall be designated from the 5,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation. Each share of Series B-1 Preferred Stock shall have a par value of $0.0001 per share; provided, however, that the Board of Directors may increase such number of authorized Series B-1 Preferred Stock without such consent as necessary to allow for the conversion of Series B-2 Preferred Stock into Series B-1 Preferred Stock.

b)            The Company shall register (or cause to be registered) shares of the Series B-1 Preferred Stock, upon records to be maintained by the Company (or the transfer agent for the Class A Common Stock, acting as transfer agent for the B-1 Preferred Stock (the “Transfer Agent”), if such transfer agent is a “qualified custodian” (as defined in Rule 206(4)-2 (or successor thereto) under the Investment Advisers Act of 1940, as amended) and shares of Series B-1 Preferred Stock are being issued electronically by book-entry in the books and records of such transfer agent) for that purpose (the “Series B-1 Preferred Stock Register”), in the name of the Holders thereof from time to time. The Company and, as applicable, the Transfer Agent may deem and treat the registered Holder of shares of Series B-1 Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall register (or, as applicable, cause the Transfer Agent to register) the transfer of any shares of Series B-1 Preferred Stock in the Series B-1 Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Company at its address specified herein or, if such shares of Series B-1 Preferred Stock are held electronically in book-entry position in the books and records of the Transfer Agent, upon the delivery to the Transfer Agent of written instructions to effect such transfer. Upon any such registration or transfer, a new certificate evidencing or evidence of book entry position of the shares of Series B-1 Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing or evidence of book entry position of the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days.

Section 3.              Dividends.

a)            Holders shall be entitled to participate equally and ratably with the holders of shares of Class A Common Stock in all cash dividends paid on the shares of Class A Common Stock based on the number of shares of Class A Common Stock held by each such holder (determined on an as-converted to Class A Common Stock basis, based on the then-effective Conversion Rate and without giving effect to the 4.9% Cap) as of the record date fixed for determining those entitled to receive such distribution.

b)            In the event the Company shall declare a distribution on the Class A Common Stock payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons or other assets (excluding cash dividends distributed in accordance with Section 3(a)), including options or rights to purchase any such securities or evidences of indebtedness or securities convertible into any of the foregoing, then, in each such case the holders of the Series B-1 Preferred Stock shall be entitled to a proportionate share of any such distribution pursuant to this Section 3(b) as though they were the holders of the number of shares of Class A Common Stock into which their shares of Series B-1 Preferred Stock are convertible based on the then-effective Conversion Rate (without giving effect to the 4.9% Cap) as of the record date fixed for the determination of the holders of Class A Common Stock of the Company entitled to receive such distribution. Notwithstanding anything herein to the contrary, (i) any distribution on the Class A Common Stock in the form of Class A Common Stock or any Common Stock Equivalents shall be subject to the terms of Section 7(a) and not this Section 3(b), and (ii) the conversion, exchange or exercise of any Common Stock Equivalent distributed in respect of shares of Series B-1 Preferred Stock into or for Class A Common Stock shall be subject to the provisions of Section 6(b) hereof, as if incorporated directly in such Common Stock Equivalent, mutatis mutandis.

Section 4.              Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Series B-1 Preferred Stock shall have no voting rights. However, as long as any shares of Series B-1 Preferred Stock are outstanding, without the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of the Series B-1 Preferred Stock, the Company shall not, directly or indirectly, whether by or through any subsidiary and whether by merger, consolidation or otherwise, (a) alter or change, directly or indirectly, the powers, preferences or rights of the Series B-1 Preferred Stock so as to affect them adversely or otherwise alter or amend this Certificate of Designation, or (b) amend, modify or repeal any provision of the Certificate of Incorporation or the By-Laws in a manner that would adversely affect or otherwise impair the rights of the Holders pursuant to this Certificate of Designation relative to the holders of shares of Common Stock. Notwithstanding any provision of the Certificate of Incorporation or the By-Laws to the contrary, any vote of the holders of Series B-1 Preferred Stock required under the terms of the DGCL, this Certificate of Designation or otherwise may be taken by written consent or electronic transmission.

Section 5.              Rank; Liquidation.

a)             Rank. The Series B-1 Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series B-1 Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Company created specifically ranking by its terms on parity with the Series B-1 Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Series B-1 Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

b)             Liquidation, Dissolution, or Winding Up. Subject to any superior liquidation rights of the holders of any Senior Securities of the Company and the rights of the Company’s existing and future creditors, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each Holder shall be entitled to be paid out of the assets of the Company legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the greater of (i) the sum of the Series B-1 Liquidation Amount for each share of Series B-1 Preferred Stock held by such Holder and an amount equal to any dividends declared but unpaid thereon and (ii) the amount the Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the Company, converted such shares of Series B-1 Preferred Stock into Class A Common Stock (based on the then effective Conversion Rate and without giving effect to the 4.9% Cap or any other limitations on conversion set forth herein). Holders of Series B-1 Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

Section 6.               Conversion.

a)             Conversions at Option of Holder. Shares of Series B-1 Preferred Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the Holder thereof, into fully paid and non-assessable shares of Class A Common Stock at the rate of 100 shares of Class A Common Stock for each share of Series B-1 Preferred Stock held by such Holder, subject to adjustment as provided herein (the “Conversion Rate”). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) duly completed. The Notice of Conversion shall specify the number of shares of Series B-1 Preferred Stock to be converted. The “Conversion Date,” or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by electronic mail or facsimile to, and received during regular business hours by, the Company. Shares of Series B-1 Preferred Stock converted into Class A Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. Shares of Series B-1 Preferred Stock so converted shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B-1 Preferred Stock as set forth in Section 8(h). No Holder shall be required to physically surrender any certificate(s) representing the Series B-1 Preferred Stock to the Company until all shares of Series B-1 Preferred Stock represented by such certificate(s) have been converted in full, in which case the applicable Holder shall surrender such certificate(s) to the Company for cancellation on the date the final Notice of Conversion is delivered to the Company. Delivery of a Notice of Conversion with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Series B-1 Preferred Stock and issuance of a certificate representing the remaining shares of Series B-1 Preferred Stock. In accordance with the preceding sentence, upon the written request of the applicable Holder and the surrender of certificate(s) representing Series B-1 Preferred Stock, the Company shall, within three (3) Trading Days of such request, deliver to such Holder certificate(s) (as specified by such Holder in such request) representing such remaining shares of Series B-1 Preferred Stock.

b)            Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of the Series B-1 Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B-1 Preferred Stock, to the extent that, upon such conversion, the number of shares of Class A Common Stock then beneficially owned by such Holder and its Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, including shares held by any “group” of which such Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth hereinafter, would exceed 4.9% of the total number of shares of Common Stock then issued and outstanding (the “4.9% Cap”); provided that the 4.9% Cap shall not apply to the extent that the Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage beneficially owned by such Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, each Holder may rely on the number of outstanding shares of Common Stock as set forth in the Company’s most recent annual report filed with the SEC, or any report filed by the Company with the SEC subsequent thereto, in each case, unless the Company has confirmed to such Holder the number of shares of Common Stock outstanding as provided in the next sentence (in which case such Holder may rely upon such confirmation). Upon the written request of such Holder, the Company shall, within two (2) Trading Days, confirm in writing to such Holder the number of shares of Common Stock then outstanding. Each delivery of a Notice of Conversion by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of shares of Class A Common Stock requested in such Notice of Conversion is permitted under this paragraph. For purposes of this Section 6(b), the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Class A Common Stock issuable upon conversion of the Series B-1 Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B-1 Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise, exchange or conversion of the unexercised, unexchanged or unconverted portion of any other securities of the Company subject to a limitation on conversion, exchange or exercise analogous to the limitation contained herein (including the Series A Preferred Stock and any other class or series of Preferred Stock and warrants) beneficially owned by such Holder or any of its Affiliates.

c)            Mechanics of Conversion

i.              Delivery of Certificate or Electronic Issuance Upon Conversion. Upon receipt or deemed receipt by the Company of a copy of each Notice of Conversion (and, if required by Section 6(a), any certificate(s) representing the Series B-1 Preferred Stock), the Company shall promptly send, via electronic mail, a confirmation of receipt of such Notice of Conversion to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation to the Transfer Agent shall constitute an instruction to the Transfer Agent issue the applicable Conversion Shares in accordance with such Notice of Conversion. On or before the second (2nd) Trading Day (or, if earlier, the end of the Standard Settlement Period) following the date of receipt or deemed receipt by the Company of the Notice of Conversion, if any Unrestricted Condition (as defined below) is satisfied as of the Conversion Date, the Transfer Agent shall credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian (DWAC) system for the number of Conversion Shares to which the Holder shall be entitled (such delivery deadline, the “Share Delivery Date”), or if none of the Unrestricted Conditions is satisfied as of the Conversion Date, the Company shall, on or before the Share Delivery Date, issue and deliver to the Holder or its designee certificates, registered in the name of the Holder or its designee, representing the aggregate number of shares of Class A Common Stock to which the Holder shall be entitled. Subject to any contractual restrictions or lock-up agreements to which such Holder may be a party, the Conversion Shares will be freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares, if any of the Unrestricted Conditions is met with respect thereto. If such shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Company at any time on or before receipt of such shares, in which event the Company shall promptly return to such Holder any Series B-1 Preferred Stock certificate delivered to the Company, and such Holder shall promptly direct the return of any shares of Class A Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B-1 Preferred Stock unsuccessfully tendered for conversion to the Company.

ii.             Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Series B-1 Preferred Stock and payment of dividends on the Series B-1 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B-1 Preferred Stock, not less than such aggregate number of shares of the Class A Common Stock as shall be issuable (taking into account the adjustments pursuant to Section 7 and without regard to the 4.9% Cap) upon the conversion of all outstanding shares of Series B-1 Preferred Stock. The Company covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

iii.            Fractional Shares. No fractional shares or scrip representing fractional shares of Class A Common Stock shall be issued upon the conversion of the Series B-1 Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Company shall round up to the next whole share.

iv.           Taxes. The Company shall be responsible for paying, and the issuance of certificates for shares of the Class A Common Stock upon conversion of the Series B-1 Preferred Stock shall be made without charge to any Holder for, any stamp, court or documentary, intangible, filing or similar taxes that may be payable in respect of the issuance or delivery thereof. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B-1 Preferred Stock, shares of Class A Common Stock or other securities in a name other than the name in which the shares of Series B-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

v.             Status as Preferred Stockholder. Effective as of the delivery by a Holder of the Notice of Conversion by such Holder by facsimile or electronic mail, as provided herein, subject to Section 6(b) hereof, (A) the shares of Series B-1 Preferred Stock being converted shall be deemed converted into shares of Class A Common Stock, (B) such Holder shall be deemed the Holder or record of such applicable Conversion Shares, and (C) subject to a Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i), such Holder’s rights as a Holder of such converted shares of Series B-1 Preferred Stock shall cease and terminate, excepting only the right to receive electronic delivery of such shares, and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert Series B-1 Preferred Stock.

d)            Legends.

i.              Restrictive Legend. The Holder understands that, except as otherwise specified pursuant to Section 6(d)(ii), the certificates representing shares of Series B-1 Preferred Stock and the Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of such certificates):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY AND THE SHARES ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD, TRANSFERRED OR AS-SIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF” SALE SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF REASONABLE AND CUSTOMARY CERTIFICATIONS, OPINIONS OF COUNSEL AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO EACH OF THEM.”

ii.             Removal of Restrictive Legend. Notwithstanding the foregoing, the certificates evidencing the shares of Series B-1 Preferred Stock and the Conversion Shares, as applicable, shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 6(d)(i)): (A) while a registration statement covering the sale or resale of such shares is effective under the Securities Act, subject to the Holder’s delivery to the Company of an undertaking that such Holder will only sell or otherwise transfer such shares pursuant to either registration under the Securities Act or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein (an “Undertaking”), or (B) if the Holder provides customary paperwork to the effect that it has sold such shares pursuant to Rule 144, or (C) if such shares are eligible for sale under Rule 144(b)(1) (without the application of Rule 144(c)(1)) as set forth in customary non-affiliate paperwork provided by the Holder, or (D) if at any time on or after the date that is three months after the Closing Date (as defined in the Exchange Agreement) (the “Non-affiliation Date”) the Holder certifies that it is not an Affiliate of the Company and that the Holder’s holding period for the purposes of Rule 144 is at least six (6) months, subject to the Holder’s delivery to the Company of an Undertaking; provided, that each Holder shall be deemed to have given such certification upon each delivery of a Notice of Conversion, unless such Holder otherwise advises the Company in writing, or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by Katten Muchin Rosenman LLP or other nationally recognized counsel to the Holder (collectively, the “Unrestricted Conditions”). Subject to the terms and conditions hereof, upon the reasonable request of the Holder, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Non-affiliation Date, or at such other time as any of the Unrestricted Conditions have been satisfied, if required by the Company’s Transfer Agent, to effect the issuance of the shares of Series B-1 Preferred Stock or the Conversion Shares without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of any shares of Series B-1 Preferred Stock or Conversion Shares, as applicable, then such shares shall be issued free of all legends. The Company agrees that following the Non-affiliation Date or at such time as any of the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 6(d)(ii), it will, no later than two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing Series B-1 Preferred Stock or Conversion Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends.

iii.            Sale of Unlegended Shares. The removal of any restrictive legends from any securities as set forth in this Section 6 is predicated upon, and the Company’s reliance on, the applicable Holder delivering an Undertaking to the Company; provided that no Holder shall be required to give more than one Undertaking covering the same shares while an Undertaking with respect to such shares remains in effect.

Section 7.              Certain Adjustments.

a)             Stock Dividends and Stock Splits. If the Company, at any time while the Series B-1 Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Class A Common Stock on shares of Class A Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include the issuance by the Company of any shares of Class A Common Stock upon conversion of this Series B-1 Preferred Stock); (B) subdivides outstanding shares of Class A Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of Class A Common Stock, any shares of capital stock of the Company, then the Conversion Rate shall be multiplied by a fraction, of which the numerator shall be the number of shares of Class A Common Stock (or in the event that clause (D) of this Section 7(a) shall apply, shares of reclassified capital stock), outstanding immediately after such event (excluding any treasury shares of the Company) and of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive any such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.

b)           Fundamental Transaction. If, at any time while this Series B-1 Preferred Stock is outstanding, (i) the Company, directly or indirectly in one or more related transactions, effects any merger or consolidation of the Company with or into another Person (other than a merger in which the Company is the surviving or continuing entity and its capital stock outstanding immediately prior to the merger or consolidation is not exchanged for or converted into other securities, cash or other property), (ii) the Company, directly or indirectly in one or more related transactions, effects any sale of all or substantially all of its assets in one transaction or a series of related transactions and distributes the proceeds thereof to its stockholders, in each case, pursuant to which the Class A Common Stock is converted into cash, securities or other property, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Class A Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company, directly or indirectly in one or more related transactions, effects any reclassification of the Class A Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Class A Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case covered by any of clauses (i) through (iv) of this Section 7(b), a “Fundamental Transaction”), then, upon the effectiveness of such Fundamental Transaction, each Holder of shares of Series B-1 Preferred Stock shall receive for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to the 4.9% Cap), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Class A Common Stock (the “Alternate Consideration”). If holders of Class A Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each of the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Series B-1 Preferred Stock in connection with such Fundamental Transaction on the same terms and conditions as given to the holders of Class A Common Stock. To the extent necessary to effectuate the foregoing provisions, the Company shall cause any successor to the Company or surviving entity in such Fundamental Transaction (or any direct or indirect parent entity thereof) to assume in writing all of the obligations of the Company under this Certificate in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance approved by the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock prior to such Fundamental Transaction. The Company shall not have the power to enter into any agreement to which the Company or any of its Affiliates is a party and pursuant to which a Fundamental Transaction is effected unless such agreement shall include terms in compliance with the provisions of this Section 7(b).

c)            Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/1000th of a share, as the case may be. For purposes of this Section 7, the number of shares of Class A Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Class A Common Stock (excluding any treasury shares of the Company) issued and outstanding.

d)            Notice to the Holders.

i.             Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.             Notice to Allow Conversion by Holder. If the Company delivers notice to the holders of Class A Common Stock, or makes a public announcement or public disclosure, with respect to (A) a dividend (or any other distribution in whatever form) on the Class A Common Stock, (B) a special nonrecurring cash dividend on or a redemption of the Class A Common Stock, (C) the authorization or the granting to all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) an annual or special meeting of stockholders or the solicitation of written consents, (E) the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company or any Fundamental Transaction, then, in each case, the Company shall deliver a copy of such notice to each Holder at its last address as it shall appear upon the stock books of the Company, at the same time as such notice is delivered to the holders of Class A Common Stock or, in the case of a public announcement or public disclosure, on the same date as such announcement or disclosure; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8.              Miscellaneous.

a)             Notice. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including any Notice of Conversion, shall be in writing and delivered personally, by electronic mail (to cjoyce@adapthealth.com), or sent by a nationally recognized overnight courier service, addressed to the Company, at its principal place of business, to the attention of General Counsel, or such other electronic mail address or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by confirmed electronic mail or facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail address, facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time and date of transmission, if such notice or communication is delivered via electronic mail to the e-mail address specified in this Section 8(a), (ii) the first Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) otherwise upon actual receipt by the party to whom such notice is required to be given.

b)            Lost or Mutilated Series B-1 Preferred Stock Certificate. If a Holder’s Series B-1 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B-1 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Company and, in each case, customary and reasonable indemnity, if requested.

c)            Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holder. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein (other than Section 6(b), which cannot be waived by the Holders) and any right of the Holders of Series B-1 Preferred Stock granted hereunder may be waived as to all shares of Series B-1 Preferred Stock (and the Holders thereof) upon the affirmative vote or written consent of the Holders of not less than a majority of the then outstanding shares of Series B-1 Preferred Stock, unless a higher percentage is required by the DGCL, in which case the affirmative consent or written consent of the Holders of not less than such higher percentage shall be required.

d)            Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

e)             Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

f)             Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

g)            Status of Converted Series B-1 Preferred Stock. If any shares of Series B-1 Preferred Stock shall have been converted into shares of Class A Common Stock or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B-1 Preferred Stock.

h)            Determinations Made by Accountants. In the case of an inability of the Company and the holders of a majority of outstanding shares of Series B-1 Preferred Stock to reach a mutual agreement as to any arithmetic calculation hereunder, the Company or the Holders of a majority of the then outstanding Series B-1 Preferred Stock shall submit to the other their arithmetic calculations via electronic transmission within two (2) Trading Days of receipt, or deemed receipt, of any notice or other event giving rise to such dispute, as the case may be. If such Holder(s) and the Company are unable to agree upon such calculation within two (2) Trading Days after the submission of such disputed calculation, then the Company shall, within two (2) Trading Days thereafter, submit via electronic transmission the disputed arithmetic calculation, to an independent, reputable registered public accounting firm selected by the Company and approved by such Holder(s), which approval shall not be unreasonably withheld, conditioned or delayed. The accountants shall perform the determinations or calculations and notify the Company and such Holder(s) of the results no later than five (5) Trading Days from the time it receives from the Company and such Holder(s) their respective calculations. Such accountants’ determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding the foregoing, in the event of an inability of the Company and the Holders of a majority of the outstanding shares of Series B-1 Preferred Stock submitted for conversion to reach a mutual determination as to the Conversion Rate applicable to such shares as contemplated by the applicable Notice of Conversion, if requested by the Holder submitting such Notice of Conversion, the Company shall issue to such Holder the Conversion Shares, if any, that are not in dispute in accordance with the terms hereof. For the avoidance of doubt, any determinations made by the accountants, as the case may be, pursuant to this Section 8(h) shall be deemed to be “facts ascertainable” outside of this Certificate of Designation within the meaning of Sections 102(d) and 151(a) of the DGCL and shall not be deemed to be a determination in or relating to arbitration or made by an arbitrator.

i)             Benefit of Holders. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

j)              Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (a) all references to Sections are to Sections contained in this Certificate of Designation, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Certificate of Designation in its entirety, and (d) the use of the word “including” in this Certificate of Designation shall be by way of example rather than limitation.

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RESOLVED, FURTHER, that the officers of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this day of June 24, 2020.

By:	/s/ Luke McGee

Name:	Luke McGee

Title:	Chief Executive Officer

ANNEX A

Conversion Notice

(To be executed by the Registered Holder in order to convert shares of Series B-1 Preferred Stock)

Reference is made to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-1 Preferred Stock”), of AdaptHealth Corp., a Delaware corporation (the “Corporation”), indicated below into shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, by shares of Series B-1 Preferred Stock as specified below as of the date specified below.

Date of Conversion:____________________

Number of shares of Series B-1 Preferred Stock to be converted:____________________

Please confirm the following information:

Number of shares of Common Stock to be issued:____________________

Please issue the shares of Common Stock in accordance with the terms of the Certificate of Designation as follows:

Issue to:____________________

E-mail:____________________

DTC Participant Number and Name:____________________

Account Number:____________________

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